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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. ______)*

                                  DEPOMED, INC.
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                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)


                                    249908104
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                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH IS SCHEDULE IS
FILED:

       / /  RULE 13d-1(b)

       /X/  RULE 13d-1(c)

       / /  RULE 13d-1(d)


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      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 249908104                 13G                        PAGE 2 OF 7 PAGES
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1)    Names of Reporting Persons I.R.S. Identification No. of Above Persons
      (Entities Only)

      Cygnus, Inc., I.R.S. Identification No. 94-2978092
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2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  / /
                                                                        (b)  / /
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3)    SEC Use Only
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4)    Citizenship or Place of Organization

      Delaware
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                      ---------------------------------------------------------
                      (5)   Sole Voting Power

 Number of                  400,000 shares of Common Stock
  Shares              ---------------------------------------------------------
Beneficially
  Owned by            (6)   Shared Voting Power
   Each
 Reporting                  0
  Person              ---------------------------------------------------------
   With
                      (7)   Sole Dispositive Power

                            400,000 shares of Common Stock
                      ---------------------------------------------------------

                      (8)   Shared Dispositive Power

                            0
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9)    Aggregate Amount Beneficially Owned by Each Reporting Person


      400,000 shares of Common Stock
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10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                            / /
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11)   Percent of Class Represented by Amount in Row 9

      Common Stock:  5.6%
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12)   Type of Reporting Person (See Instructions)

      CO


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CUSIP NO. 249908104                 13G                        PAGE 3 OF 7 PAGES
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ITEM 1(a)  NAME OF ISSUER:

      DepoMed, Inc.

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ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      1360 O'Brien Drive, Menlo Park, CA  94025

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ITEM 2(a)   NAME OF PERSON FILING:

      Cygnus, Inc.

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ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      400 Penobscot Drive, Redwood City, CA  94063

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ITEM 2(c)  CITIZENSHIP:

      Delaware

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ITEM 2(d)  TITLE OF CLASS OF SECURITIES:


      Common Stock, No Par Value

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ITEM 2(e) CUSIP NUMBER:

      249908104

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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

(a) / / Broker or dealer registered under Section 15 of the Exchange Act.
(b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d) / / Investment company registered under Section 8 of the Investment Company Act.
(e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

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CUSIP NO. 249908104                 13G                        PAGE 4 OF 7 PAGES
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(f) / / An employee benefit plan or endowment fund in accordance with Rule
        13d-1(b)(1)(ii)(F);
(g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      Not applicable

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ITEM 4.  OWNERSHIP.

      (a)        Amount Beneficially Owned:

                       Common Stock:  400,000 shares

      (b)        Percent of Class:

                       Common Stock:  5.6%

      (c)        Number of shares as to which such person has:

                       (i)     sole power to vote or to direct the vote:

                                    400,000 shares of Common Stock

                       (ii)    shared power to vote or to direct the vote:

                                    None

                       (iii) sole power to dispose or to direct the disposition of:

                                    400,000 shares of Common Stock

                       (iv) shared power to dispose or to direct the disposition of:

                                    None

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CUSIP NO. 249908104                 13G                        PAGE 5 OF 7 PAGES
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

      Not applicable

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

      Not applicable

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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

      Not applicable

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
      If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

      Not applicable

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CUSIP NO. 249908104                 13G                        PAGE 6 OF 7 PAGES
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. SEE Item 5.

      Not applicable

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ITEM 10.  CERTIFICATIONS.

      Not applicable

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CUSIP NO. 249908104                 13G                        PAGE 7 OF 7 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  CYGNUS, INC.



Date:  January 25, 2001           By:  /s/ Barbara G. McClung
                                       --------------------------------------
                                                Signature


                                       Barbara G. McClung
                                       Senior Vice President and General Counsel
                                   ---------------------------------------------